                                                                       Exhibit C

                         SHAREHOLDER VOTING AGREEMENT

          AGREEMENT, made and entered into as of the 1st day of May, 1996, by and between each of the record owners of shares of common stock of Sunrise Resources, Inc., a Minnesota corporation (the "Company"), identified on the signature page(s) to this agreement (the "Shareholders") for the mutual benefit of such Shareholders.

          WHEREAS, the Shareholders received shares of the common stock of the Company in exchange for the transfer of certain assets to the Company in connection with the merger of the P.J. King Companies, Inc., a Minnesota corporation d/b/a/ International Leasing Corporation ("ILC"), with and into the Company (the "Merger") pursuant to the Agreement and Plan of Reorganization by and among the Company, ILC, and the Shareholders dated October 14, 1994 (the "Merger Agreement"); and

          WHEREAS, the Shareholders believe that certain misrepresentations were made in connection with the Merger and desire to prosecute claims for additional compensation against the Company, its independent auditors and others in order to obtain adequate compensation for the value of the assets transferred to the Company pursuant to the Merger (the "Claims"); and

          WHEREAS, the Shareholders own in the aggregate approximately thirty-nine and six-tenths percent (39.6%) of the outstanding shares of the common stock of the Company; and

          WHEREAS, the Shareholders deem it to be in their mutual best interest to act together in matters concerning prosecution of the Claims through concentrating their power and rights with respect to their Shares in the manner hereinafter set forth; and

          WHEREAS, the Shareholders desire to appoint Peter J. King, an individual resident of the state of Minnesota ("Mr. King"), as their agent with full powers of attorney in connection with any negotiation, settlement or litigation of the Claims.

          NOW THEREFORE, in consideration of the premises, the respective commitments and undertakings of the Shareholders set forth in this agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Shareholders agree as follows:

          1.   Voting Agreement.  Each Shareholder hereby agrees, on behalf of
               ----------------
such Shareholder and any person to whom such Shareholder transfers any shares of the Company's stock owned by such Shareholder, to vote all shares of Company stock now or hereafter owned by such Shareholder and take such other actions as are reasonably necessary to ensure that the Claims are resolved consistent with the judgment and direction of Mr. King, and to that end to vote or take such other actions as Mr. King may from time to time direct with respect to the negotiation, settlement, litigation or other resolution of the Claims.

          2.   Appointment of Agent.  Each Shareholder, on behalf of such
               --------------------
Shareholder and any person to whom such Shareholder transfers any shares of the Company's stock owned by such Shareholder, hereby appoints as his agent and grants power of attorney to Mr. King with respect to all rights and powers of such Shareholder arising in connection with the Claims. Such power of attorney and agency shall include:

     (i) entering into and/or terminating settlement discussions with such parties as Mr. King may deem appropriate;

     (ii) prosecuting a resolution of the Claims through mediation, arbitration, litigation or such other means as Mr. King may deem appropriate;

     (iii) preparing or seeking assistance in preparing such documents and materials as Mr. King may deem appropriate in support of any settlement discussions or other attempted resolution of the Claims;

     (iv) making the sole decision as to the fairness, form and content of any settlement or other resolution of the Claims;

     (v) binding the Shareholders to the terms of any agreement to settle or other resolution of the Claims;

     (vi) distributing the proceeds of any settlement or other resolution of the Claims, regardless of form, to the Shareholders in proportion to their respective interests in the stock of the Company acquired pursuant to the Merger.

          3.   Limitation.  Each Shareholder shall retain at all times the right
               ----------
to vote such person's shares of the Company's stock, in that Shareholder's sole discretion, on all matters except those upon which Mr. King has been granted sole discretion under this Agreement to direct the voting of such shares.

          4.   Conditional Irrevocable Proxies.  To secure each Shareholder's
               -------------------------------
obligation to vote that Shareholder's shares of Company stock in accordance with the provisions of this agreement, each Shareholder hereby appoints Mr. King as his true and lawful proxy, with full power of substitution, to vote all of that Shareholder's shares of Company stock, in such proxy's sole discretion, for all matters described in section 1 (if and only if) such Shareholder fails to comply with the provisions of section 1. The proxies and powers granted by each Shareholder pursuant to this section 4 are coupled with an interest and are given to secure the performance of such Shareholder's duties under this agreement. Such proxies will be irrevocable for the term of this agreement and will survive the death, incompetency and disability of any Shareholder or other holder of such Shareholder's shares of Company stock and the merger and dissolution of any Shareholder that is a trust, corporation or other entity.

          5.   Transfer of Shares.  No shares of Company stock owned by any
               ------------------
Shareholder shall be transferred unless and until the transferee executes an instrument acknowledging and agreeing that the shares being acquired are subject to the restrictions and/or irrevocable proxies set forth in this agreement.

          6.   Legend.  Each certificate evidencing shares of Company stock
               ------
owned by any Shareholder and subject to the provisions of sections 1, 2 and 4 of this agreement and each certificate issued in exchange for or upon the transfer of any such shares during the term of this agreement will be stamped or otherwise imprinted with a legend (the "Legend") in substantially the following form or to the following effect:

     "The securities represented by this certificate are subject to a Shareholder Voting Agreement dated as of May 1, 1996, by and among the original holder of such securities and other shareholders of the issuer of such securities and to a conditional irrevocable proxy granted pursuant to such agreement. A copy of such agreement will be furnished without charge by Mr. Peter J. King, an individual resident of the state of Minnesota, upon such holder's written request."

          7.   Term.  This agreement shall terminate and cease to be effective,
               ----
and the Legend will be removed from all certificates at the earliest of

          (a)  May 1, 1998;

          (b) the final resolution of all of the Claims, as determined by Mr. King, in his sole discretion;

          (c)  the death of Mr. King; or

          (d) the determination that Mr. King is incompetent or incapacitated made by the unanimous consent of the Shareholders, other than Mr. King, after consultation with a licensed physician who has examined Mr. King.

     8.   Miscellaneous Provisions
          ------------------------

          (a) Binding Effect.  This agreement shall constitute a valid and
              --------------
     binding agreement among the Shareholders, any subsequent holders of shares of Company stock now or hereafter owned by the Shareholders and their respective successors and assigns.

          (b) Remedies.  The Shareholders shall be entitled to specific
              --------
     enforcement of their rights under this agreement, to recover damages by reason of any breach of any provision hereof and to exercise all other rights existing in their favor. The Shareholders agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this agreement and that any Shareholder may, in his sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this agreement.

          (c) Severability.  Whenever possible, each provision of this agreement
              ------------
     will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this agreement.

          (d) Entire Agreement.  This agreement embodies the complete agreement
              ----------------
     and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations, by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          (e) Counterparts.  This agreement may be executed on separate
              ------------
     counterparts, each of which will be an original and all of which taken together will constitute one and the same agreement.

          (f) Governing Law.  All questions concerning this agreement will be
              -------------
     governed by and interpreted in accordance with the internal law, not the law of conflicts, of the state of Minnesota.



        [The remainder of this page has been left blank intentionally.]

          IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date set forth in the first paragraph.



                                    /s/ Peter J. King
                                    ---------------------------------------
                                    Peter J. King




                                    WILLIAM B. KING STOCK TRUST:


                                    /s/William B. King
                                    ---------------------------------------
                                    William B. King, Trustee


                                     /s/Stephen D. Higgins
                                     --------------------------------------
                                    Stephen D. Higgins, Trustee



                                    RUSSELL S. KING STOCK TRUST:


                                      /s/Russell S. King
                                     --------------------------------------
                                    Russell S. King, Trustee


                                      /s/Stephen D. Higgins
                                     --------------------------------------
                                    Stephen D. Higgins, Trustee